99.2    Discussion, Questions and Answers

RadNet, Inc.
First Quarter 2009 Earnings Conference Call
May 8, 2009

Operator:                       Please stand by.  Good day, ladies and gentlemen.  Welcome to the RadNet, Inc. First Quarter 2009 Earnings conference call.  At this time, all participants are in a listen-only mode.  Following the presentation, we will conduct a question and answer session.  Instructions will be provided at that time to queue up for questions.

I would remind everyone that today’s conference is being recorded and would now like to turn the call over to Mr. John Mills of ICR.  Please go ahead, sir.

John Mills:                    Thank you.  Good morning, ladies and gentlemen, and thank you for joining us today to discuss RadNet’s first quarter 2009 earnings results.  On the call today from the Company are Dr. Howard Berger, Chairman and Chief Executive Officer of RadNet; and Mark Stolper, Executive Vice President and Chief Financial Officer of RadNet.

Before we begin today, we’d like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995.  The following prepared remarks contain forward-looking statements and management may make additional forward-looking statements in response to your questions.  These statements do not guarantee future performance and, therefore, undue reliance should not be placed upon them.  For a more detailed discussion of the factors that could cause actual results to differ materially from those projected in any forward-looking statements, we refer you to RadNet’s 10-Ks for the 12-month periods ended December 31st, 2007, and December 31, 2008, and 10-Q for the three-month period ended March 31, 2009, as filed with the SEC.

And with that, I’d like to turn the call over to Dr. Howard Berger.  Go ahead, Howard.

Dr. Howard Berger:     Thank you, John, and good morning, everyone, and thank you for joining for us today.  On today’s call, Mark Stolper and I plan to provide you with highlights from our first quarter 2009 results, reaffirm our financial guidance for the full year 2009, talk about some items that we feel are important to our stakeholders and discuss in more detail our future strategy.  After our prepared remarks, we will open the call to your questions.  I’d like to thank all of you for your interest in our Company and for dedicating a portion of your day to participate in our conference call this morning.

We are pleased with our results in the first quarter of 2009.  In particular, we are encouraged by how the business performed in February and March after a slow January, which we believe was affected by what seemed like more seasonality this year than in past.  We are seeing robust activity at our centers continuing into April and May, which gives us further reason for optimism for the second quarter and remainder of the year.

There has been much talk about how the challenging economy is affecting companies.  Specifically, we and others in healthcare have had concerns regarding unemployment and the potential for large populations to lose their insurance benefits.  We have yet to feel any of these effects in our business, and we have even anecdotally heard of situations where consumers are accelerating their healthcare usage in response to their fears of losing their jobs and medical benefits some time in the future.  Noteworthy to me about this quarter’s performance was that we experienced adjusted EBITDA margin improvement of almost 1% as compared to our margin for the full year of 2008, an increase from 19.6% to 20.6%.  I believe that some of our more recent initiatives to eliminate costs and create operating efficiencies are beginning to enhance performance.  We are proud of accomplishing this margin improvement in a quarter which had one less work day as compared to the first quarter of 2008, which included one additional day in February because of the leap year.

Also worthy of mentioning was that we decreased our accounts payable and accrued expenses by almost $10 million and repaid the outstanding balance on our outstanding revolving line of credit by quarter end.  Because by the end of the second quarter we will have front-loaded much of our 2009 capital expenditures budget of approximately 35 million, we are projecting over $25 million of free cash flow in our third and fourth quarters of 2009.

We deleveraged the Company during the quarter, as measured by the ratio of our total debt to adjusted EBITDA from 4.74 to 4.57 times EBITDA.  This was based partly on our increasing our trailing 12 months of adjusted EBITDA from 98.4 million at December 31st, 2008, to 102.7 million at March 31st of 2009.  We are progressing towards our targeted leverage of approximately four times total debt to adjusted EBITDA by the end of year 2009.

Opportunities for growth are more numerous and more attractive than we’ve ever experienced in the past.  We completed two small tuck-in acquisitions during the quarter, one in Yonkers, New York and the other in Victorville, California.  Subsequent to the quarter, we announced that we will be purchasing an additional nine imaging centers in New Jersey, eight of which are in northern New Jersey and very close to our Hudson Valley facilities in southern Rockland County, New York.  These acquisitions are all situations where we will be able to get an extraordinary… where we were able to get an extraordinarily attractive price and where the acquisitions are deleveraging and immediately accretive.  In the case of the Yonkers and Victorville acquisitions, they represent expansion opportunities in markets that we were already present in.

In the case of the New Jersey acquisitions, we are entering a continuous market to one in which we have a leading presence.  We believe that there are many more growth opportunities in New Jersey, a state whose population exceeds 8.7 million.  This transaction begins to connect our significant presence in the mid-Atlantic region, notably Maryland and Delaware, with our southern New York facilities.  After the New Jersey acquisition, RadNet will now have leading market presence in states whose populations aggregate over 71 million people, or roughly one quarter of the United States’ population.

At this time, we see little on the reimbursement front that we anticipate impacting 2009 performance.  Again, I must emphasize that when the term, reimbursement, is used, most people are referring to price changes with Medicare.  Approximately 20% of our revenue is subject to adjustments in the Medicare physician fee schedule or the hospital outpatient prospective payment system, otherwise known as HOPPS.  The remaining 80% of our revenue is derived from private contracts with insurance companies such as HMOs and PPOs, state-run programs such as Medicaid, and other non-federal government third party payors, including personal injury, workers compensation, capitated medical groups, amongst others.  I will briefly discuss reimbursement for both Medicare and private payors.

The Medicare Payment Advisory Commission, or MedPAC, recently recommended that Medicare’s reimbursement formula for outpatient advanced imaging, specifically MRCT and PET/CT, be modified to increase a variable in its formula related to the technical component of reimbursement called the equipment utilization factor.  The recommendation is to increase the utilization factor to 90% from 50%, resulting in an estimated 8% reduction in the technical reimbursement for Medicare patients on these modalities.  However, the limitations set by the introduction of the Deficit Reduction Act in 2007 would limit this 8% reduction substantially, such that we believe the proposed reimbursement reduction would be something RadNet could absorb without our results being materially adversely affected.  Similar recommendations have been introduced by MedPAC unsuccessfully in past years.  This recommendation is meeting significant resistance from various lobbying groups as MedPAC has acknowledged and there was no empirical evidence regarding the actual use of advanced imaging modalities and no substantial significant survey was completed to support its proposal.

Earlier this year, President Obama released his 2010 budget proposal, which included Medicare cost reductions.  Although the budget called for significant reimbursement reductions in Medicare Advantage insurance programs and home healthcare services, it was limited with respect to imaging.  Specifically, it recommends the use of radiology benefit managers to pre-authorize the use of advanced imaging for Medicare patients.  The recommendation is expected to save only $250 million for Medicare over the next 10 years.  We believe this recommendation is not significant to RadNet, and we currently work with radiology business managers and other pre-authorizing operations within the managed care providers for our non-Medicare patients.

In April, the Centers for Medicare and Medicaid Services, CMS, issued a final national coverage determination to expand coverage for initial testing with PET scanning for Medicare beneficiaries who are diagnosed with and treated for most solid tumor cancers.  Since 2005, Medicare coverage of PET scans for diagnosing certain forms of cancers and guiding treatment has been tied to a requirement that providers collect clinical information about how the scans have affected doctors’ treatment decisions.  This information was gathered through the National Oncologic PET Registry, otherwise known as NOPR, observational study.  This decision removes that requirement to report the data to the National Oncologic Registry when the PET scan is used to support initial treatment, diagnosis or staging and of most solid tumor cancers.  This decision applies to PET scans used to support initial diagnosis and treatment for most types of solid tumor cancers.  It also expands coverage of PET scans for subsequent follow-up testing in beneficiaries who have cervical or ovarian cancer who are being… or who are being treated for myeloma, a cancer that primarily affects the bone marrow.

For RadNet, the CMS determination is a positive event in that it expands the reimbursable applications associated with PET scanning.  Although we don’t believe this will be meaningful to us in the short run, we believe this CMS determination will result in improved volumes and growth rates in 2010 and beyond for our PET business, which is still in the early stages.  Furthermore, we believe that private payors will ultimately adopt CMS’ expanded applications for reimbursement.

Last week, the Senate Finance Committee released its draft policy document related to healthcare reform legislation.  With respect to imaging, the focus of the recommendations was an improving… on improving quality standards and appropriateness criteria for imaging services.  The Access to Medical Imaging Coalition, one of the industry’s leading lobbying voices, is endorsing the Finance Committee’s proposal to promote adherence to appropriateness criteria for imaging services.  The Access to Medical Imaging Coalition believes that the Senate Finance Committee proposal will provide CMS with information to limit inappropriate imaging while maintaining patients access to needed imaging services.  Furthermore, AMIC is supporting another proposal addressed by the Senate Finance Committee for transparency in self-referral policies requiring physicians to disclose their financial interest in pre-identified imaging services but is concerned about the potential inclusion of a policy promoting the use of radiology benefit managers to control Medicare beneficiaries access to certain imaging services.  It is believed that physicians who deal with radiology benefit managers say they undermine patient care, force patients to wait to receive needed tests and cause delays in diagnosis and care.  We believe that the focus of the Senate on providing appropriateness criteria, on controlling physician self-referral and abuse and non-accreditation of imaging centers is very positive for the long-term health of our industry.

On the private side of our business, which includes directly-negotiated contracts we have arranged with insurance companies, workers compensation carriers, personal injury counterparties and capitated medical groups, our relationships have never been more numerous and stronger.  We are working with a number of this payors in uniquely mutually beneficial ways as a result of RadNet’s strong market presence and large multi-modality capacity.  Like Medicare, we are observing that private payors are increasingly focused on stopping the abuses of self-referral and block leasing arrangements through the creation of more strict pre-authorization processes and credentialing.  We believe the trend to control overutilization in certain abusive imaging settings will continue and will ultimately have a positive effect on our volumes some time in the future.

The last thing I will say about reimbursement is that we are pleased to report that our average price per scan across the majority of our modalities was essentially unchanged in this quarter from our full year 2008 pricing.  In fact, we have experienced very stable pricing since January of 2007, when the Deficit Reduction Act went into effect.

Looking ahead, we are excited about numerous opportunities with… which position us to substantially improve our results.  These opportunities, some of which we spoke about on our 2008 full year-end earnings call a couple of months ago, include the following:  One, we have reduced our cash to interest expense for 2009 and beyond by over $6 million on an annualized basis through amending two existing interest swaps and through the in… expiration of a third swap.  Should LIBOR rates remain where they are currently, the annualized benefit could reach as much as $8 million of annualized cash interest savings.  Our capital expenditure…  Two, our capital expenditure requirements are greatly reduced for 2009 as a result of us completing our upgrade to digital mammography and our elimination of the vast majority of deferred maintenance that existed at Radiologix and the many acquisitions we completed subsequent to the Radiologix merger.  We expect the reduction of 10 to $15 million in our 2009 capital expenditures as compared with each of the 2007 and 2008 fiscal years.  This budget incorporates additional expenditures we will make in 2009 related to recent acquisitions recently announced.

Three, we continue to see some of the weaker players in some of our markets close their operations.  We expect this trend to continue, and we anticipate our volumes benefiting from this over the long term.  Number four, we are anticipating building our cash balance by the end of the year, which, along with scheduled debt paydown, will reduce our total net leverage by over one half turn of adjusted EBITDA as compared to our leverage as calculated at the end of 2008.  Number five, we continue to observe a significant decrease in the price of capital equipment as a result of the credit crisis and continued effects of the DRA.  There was simply lower demand for equipment from outpatient imaging centers and the lack of available financing to fund these purchases.  Used equipment is plentiful and available for purchase at unprecedented prices.

Number six, in (inaudible) California, we have our affiliated radiology group, called Beverly Radiology.  We are pursuing ways to drive new streams of revenue through the provision of professional services.  These include professional reading contracts with hospitals, one of with… the first of which has been signed in April, as well as participation in large, national clinical trials and research programs.  Seven, and lastly, we are in conversations with payors and medical groups in California with respect to engaging our Breastlink operation in the disease management of breast cancer through expanded contractual arrangements.  We are pursuing the expansion of Breastlink’s reach to include several markets in California, where we are currently operating large women’s imaging facilities but particularly focused in the Palm Springs, Temecula, San Fernando Valley, Inland Empire and Westlake Thousand Oaks regions.

At this time, I’d like to turn the call over to Mark Stolper, our Executive Vice President and Chief Financial Officer, to discuss some of the highlights of our first quarter 2009 performance.  When he is finished, I will conclude our call with some closing remarks.

Mark Stolper:               Thank you, Howard, and thank you all for participating in our first quarter 2009 conference call.  I’m now going to briefly review our first quarter performance and attempt to highlight what I believe to be some material items.  I will also attempt to give some further explanation of certain items in our financial statements, as well as provide some insights into some of the metrics that drove our first quarter performance.  In my discussion, I will use the term, adjusted EBITDA, which is a non-GAAP financial measure.  The Company defines adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, each from continuing operations and adjusted for losses or gains on the disposal of equipment, debt extinguishment and non-cash equity compensation.  Adjusted EBITDA includes equity and earnings in unconsolidated operations and subtracts minority interest in subsidiaries and is adjusted for non-cash, extraordinary and one-time events taken place during the period.  With that said, I’d now like to review our first quarter 2009 results and discuss our 2009 guidance levels.

For the first quarter of 2009, RadNet reported revenue and adjusted EBITDA of $128 million and $26.3 million, respectively.  Revenue increased 12.4% or $14.1 million and adjusted EBITDA increased 19.4% or $4.3 million, respectively, over the first quarter of 2008.  Same-center revenue, which measures revenue from operations only if they were open for the entire first quarter of 2009 and 2008, increased $3.2 million, an increase of 2.9%.  For the first quarter of 2009 as compared to the prior year’s first quarter, MRI volume increased 14.8%; CT volume increased 12.4%; and PET/CT volume increased 1.4%.  Overall volume, taking into account routine imaging exams inclusive of x-ray, ultrasound, mammography and other exams increased 9.3% over the prior year’s first quarter.

In the first quarter of 2009, we performed 765,316 total procedures.  The procedures were consistent with our multi-modality approach whereby 77.8% of all the work we did by volume was from routine imaging.  Our procedures in the first quarter were as follows:  86,284 MRIs as compared with 75,175 MRIs in the first quarter of 2008; 77,886 CTs as compared with 69,321 CTs in the first quarter of 2008; 5,444 PET/CTs as compared with 5,371 PET/CTs in the first quarter of 2008; and 595,702 routine imaging exams, which include nuclear medicine, ultrasound, mammography, x-ray and other exams as compared with 550,138 of all these exams in the first quarter of 2008.

Net loss for the first quarter was $842,000 or negative $0.02 per share compared to a net loss of $5.5 million or negative $0.15 per share in the first quarter of 2008, based upon a weighted average number of fully diluted shares outstanding of 35.9 million and 35.6 million for these periods in 2009 and 2008, respectively.  Affecting net income in the first quarter of 2009 were certain non-cash expenses, including 1.1 million of non-cash loss of the fair value of interest rate swaps related to the Company’s credit facilities; $709,000 of non-cash employee stock compensation expense, resulting from the vesting of certain options and warrants; and $670,000 of non-cash deferred financing expense related to the amortization of financing fees paid as part of our $405 million credit facilities drawn down in November of 2006 in connection with the Radiologix acquisition; and the incremental term loans and revolving credit facility arranged in August 2007 and February 2008.

With regards to some specific interest… income statement accounts, overall GAAP interest expense for the first quarter of 2009 was $13 million.  Adjusting for the non-cash negative impact of $670,000 of amortization of financing fees, a non-cash negative impact of $1.1 million from the loss related to the mark-to-market of an interest rate hedge and accrued interest, cash interest expense was $11 million during the quarter.  This compares with GAAP interest expense in the first quarter of 2008 of $13.6 million and cash paid for interest of $11.4 million.  The decrease in GAAP and cash interest expense was primarily the result of savings in our interest rate related to a lower LIBOR base rate on our floating facilities, which was partially mitigated by interest from incremental term loans we raised as part of our GE facilities in February 2008 and additional capital leases.

For the first quarter of 2009, bad debt expense was 6.2% of our revenue compared with 6.1% blended rate for the full year of 2008.  Although the challenged economy gives us concern over our ability to collect the patient responsibility portion of our accounts receivable, at this time, we feel as if this bad debt percentage of revenue is an adequate reserve.  We are monitoring this closely and will take any necessary adjustments to this reserve on a quarterly basis.

With regards to our balance sheet, as of March 31st, 2009, we had $469.5 million of debt, and we were undrawn on our $55 million revolving line of credit.  In the first quarter of 2009, we reduced our total debt to adjusted EBITDA ratio from 4.74 times to 4.57 times based upon trailing 12 months of adjusted EBITDA of $98.4 million and $102.7 million for December 31st, 2009, and March 31st, 2009, respectively.  Sorry, March 31st, 2008, and March…  I’m sorry, December 31st, 2008, and March 31st, 2009, respectively.

As I discussed on our last earnings call, for our fourth quarter and full year 2008 results, we were able to modify two of our three interest rate hedges during the first quarter of 2009.  The modifications extended the maturity of and re-priced these two interest rate hedges for an additional 36 months, resulting in an annualized cash interest expense savings of $2.9 million.  Our third interest rate hedge, which we chose not to modify, matured on April 30th, 2009, and fixed LIBOR on $73 million of LIBOR exposure at 5.47%.  We plan to elect one month LIBOR on this $73 million in the future, thereby benefiting from the spread between the then current spot rate of one month LIBOR, which was .4% as of May 6th, 2009, and the 5.47%.  Based upon this current spread, our annualized interest savings approximates $3.5 million.  Because there is no assurance that the spot rate of one month LIBOR will remain at or around current levels in the future, we will evaluate this strategy on an ongoing basis.

These swap modifications are extremely important to our capital structure.  We have evaluated various debt refinancing opportunities over the last two years to lower our cash interest payments.  None of those options ultimately would have been as attractive as the amount of savings we have locked in with these new swaps and through benefiting from today’s low LIBOR rates.  We have effectively been able to reduce the cost of our debt, a total of over $6 million on an annualized basis, in a way that avoided the expense and the uncertainty of a refinancing.  Our hope is that the reduction in cash interest expense will allow us to deleverage the Company more rapidly and reach GAAP profitability.

I’d like to also remind you that, with respect to the swap modifications, 2009 GAAP interest expense will include the amortization of an unrealized loss totaling about $6 million on the two modified hedges, which will be expensed as a non-cash item through our interest expense in 2009 over the remaining portion of the initial terms of the original hedges, which was November 15th, 2009.  Thus, we will see substantial cash interest savings in 2009 and beyond but our 2009 GAAP interest expense will now include the $6 million of non-cash amortization expense.

Since December 31st, 2008, accounts receivables increased approximately $1.1 million, resulting from increased business.  Our net days of sales outstanding, or DSOs, decreased in the first quarter of 2009 from the fourth quarter of 2008 from 61 days to 57 days.  Our accounts payable and accrued expenses decreased by $9.9 million to $71.3 million during the quarter.  Much of this decrease is attributable to the repayment of equipment and related tenant improvements of projects which we began prior to 2008 year end and have been paid down as part of our budgeted 2009 capital expenditures of approximately $35 million.  We expect accounts payable and accrued expenses to continue to fall in the second quarter of 2009.  We increased our working capital position during the first quarter by $4.8 million, and we expect that our working capital position will also be improved in the second quarter of 2009.

During the first quarter of 2009, we entered into capital leases of $10.5 million, repaid $5.5 million of notes and leases and payable and had net paydown of $1.7 million on our line of credit.  We had cash capital expenditures net of asset dispositions of $6.9 million during the first quarter of 2009.

I would now like to reaffirm our 2009 full year guidance.  Our 2009 expected performance metrics are as follows:  For revenue, we expect 515 million to 545 million for 2009.  For adjusted EBITDA, our expected guidance range is between 105 million and $115 million.  For our capital expenditures, our expected guidance range is between 30 million and $35 million.  For cash interest expense, our expected… our guidance range is between $41 million and $45 million.  For free cash flow, which we define as adjusted EBITDA less total capital expenditures and cash interest, our guidance range is between $25 million and $35 million.  And for year end net debt, which we define as total debt less any outstanding cash or cash equivalents, our guidance range is between 438 million and $448 million.

Several things are important to note with respect to our guidance.  First, our guidance reflects our belief that we will continue to grow both our revenue and adjusted EBITDA in 2009 despite what we believe will continue to be a challenging economic environment.  Second, our guidance reflects lower capital spending in 2009 as compared to 2008 and 2007.  As many of you are aware, we spent an aggregate of almost $100 million in capital spending in 2007 and 2008.  This was extraordinary in that a significant portion of this spending was to fund deferred maintenance at Radiologix and many of the other acquired entities.  As of the fourth quarter of last year, the vast majority of our deferred maintenance was eliminated.  Thus, our plan is to spend 10 million to $15 million less in 2009 than we did in each of 2008 and 2007.  And given no material change in the size of our business, we foresee spending even less money on capital equipment in 2010 than we did… or than we will spend in 2009.

Third, we are projecting 6 million to $8 million of cash interest expense savings in 2009 as compared with 2008.  This is due to the hedge modifications I discussed earlier, as well as our benefiting from lower LIBOR rates on the unhedged portion of our credit facilities.  Lastly, the lower 2009 projected capital spending and cash interest payments will allow us to produce valuable free cash flow that we intend to use to deleverage our balance sheet.  We anticipate reducing our net debt from $469.5 million to under $448 million by the year… by the end of the year, while at the same time growing our adjusted EBITDA.  The end result should be strong deleveraging in 2009 for RadNet, with a target total debt to adjusted EBITDA ratio of around 4 times by year end 2009.

Finally, I’d like to reiterate that the tranches of our credit facility are either funded or committed through their maturity dates.  In the case of our revolving line of credit, its maturity is November 15th, 2011.  In the case of our first lien term loan, its maturity is November 15th, 2012.  And finally in the case of our second lien term loan, its maturity is May 15th, 2013.  We have experienced no interruption or extraordinary funding situations with our revolver and have experienced no issues with GE or any of other… any of our other lenders.  We have not tripped any debt covenants, nor do we anticipate tripping any covenants… any debt covenants in the future.  In short, we currently believe our capital structure is secure, and we do not anticipate, at this time, needing to access the debt or equity capital markets.  We believe that our current capital structure provides us sufficient financial flexibility to effectively execute our growth plans in the near term.

I’d now like to turn the call back to Dr. Berger, who will make some closing remarks.

Dr. Howard Berger:   Thank you, Mark.  As many of you infer from the tone of Mark and my discussion this morning, we are very optimistic and encouraged by the business… by the current business and its future opportunities.  We see strong volumes continuing.  We see opportunities for consolidation in our core markets; we see weaker competitors beginning to close their operations.  We see a market for capital equipment that is more favorable to us than ever; we see our smaller competitors having difficulty obtaining operating capital.  We see technology expanding the applications for the work that we do, and we see internal opportunities to make our business more efficient and less costly to operate.

We will continue to drive margin improvement and operating leverage, something we talked about in great detail on our last earnings call.  Our business is one that scales and, as we have discussed on last quarter’s earnings call, we have already identified ways to eliminate operating costs in 2009 and beyond.  The challenged economy and credit markets also bring unique opportunities.  As we discussed on our last earnings call, we will attempt to position the Company to capitalize on opportunities to deleverage by reducing debt, which immediately creates equity value for our current shareholders.  Furthermore, our net operating loss carry forwards allow us to execute these debt retirements, free of any resulting tax burden.

In summary, I am more convinced than ever that we have the elements in place to make RadNet a significant healthcare company in one of the health… in one of healthcare’s largest and most fragmented sectors.  We believe that our focus on regional concentration, market density and expanding our multi-modality approach is the winning formula.  We are eagerly looking forward to the coming quarters and look forward to sharing more with you as we continue to execute our operating plan.

Operator, we are now ready for the question and answer portion of the call.

Operator:                      The question and answer session will be conducted electronically.  If you would like to ask a question, please do so by pressing the star key, followed by the digit one on your touchtone telephone.  If you are using a speaker phone, please make sure your mute function is off to allow your signal to reach our equipment.  We will proceed in the order that you signal us, and we’ll take as many questions as time permits.  Once again, please press star, one on your touchtone telephone to ask a question.

Our first question comes from Brian Tanquilut from Jefferies & Company.

Brian Tanquilut:         Hey, good morning, guys, and congratulations on a good Q1.  Hey, Howard, my first question is related to the New Jersey acquisition.  I was just wondering if you can expound on that strategy that you guys are doing there, then just give us a little more color on how much turning around or how much investments you’ll need to put into those assets, given that, from what we’ve heard, some of them have been underperforming, as well as the valuation, you know, that you paid 2 million roughly for a company that generates 10 million of revenue?  I mean are valuation multiples coming down?  Or is that kind of a one-off deal?

Dr. Howard Berger:    Several parts to the question, Brian, there.  I’ll just make one correction; the revenue was 20 million, not 10 (inaudible).

Brian Tanquilut:          I’m sorry.  Yes, 20 million.  You’re right.

Dr. Howard Berger:    Okay.  Well just want to make sure you’re paying attention.  Well first of all, the business margins are not necessarily challenged.  I think it was more of the unique opportunity with a situation of a provider that, from a corporate standpoint, has had difficulties for many years and the business has been liquidated and these were the last unsold assets.  It turned out that it was a… that we were in a strategically good position, both with our core business as well as access to capital, to close the transaction with the company quickly and without any reservations or issues surrounding certainty of closure.  We believe that these are very strongly currently performing operations and where their operations can probably be enhanced by our operating skills and purchasing capabilities.  It’s hard for me to believe that there would be many other opportunities like this but the reality is, in the market that we’re seeing here today, anything is possible.  The company that we bought these assets from, like many other operators out there, are challenged with liquidity and access to the credit markets, which made their ability to continue operations on a viable long-term basis impossible.

In regards to investment, the… there has been some recent investment in these centers.  There will need to be further investment, which we are eager to make.  We estimate that the investment will be somewhere between 2 and $3 million, much of which, actually, will come from the implementation of digital mammography, which isn’t being done except in one of the centers right now, and will be revenue enhancing.  So altogether, we believe that this particularly attractive and opportunistic opportunity for us is unique to RadNet, both because of the relationship that we had with the company and our ability to execute, as well as – and maybe even more importantly – what it represents strategically for our whole mid-Atlantic and east coast operation of spreading our footprint and connecting our New York and mid-Atlantic regions.  So we expect to use this as a platform to expand further growth in southern New York, as well as northern New Jersey and, ultimately, elsewhere in the State of New Jersey as we see opportunities come our way.  We realize this does represent jumping into another market but one which we think makes imminent sense given the location of these markets and our basic core strategy of wanting to be densely populated with centers in regions where we already have existing operations.

Brian Tanquilut:           Got you.  And then, Howard, you know, you mentioned the distress that some of your competitors are seeing.  Do you think – because you mentioned that you’re not really seeing the impact of the economy – but do you think that it’s more… that fact is more driven by the fact that you’re gaining market share?  Or is it kind of…  I mean because I know you’re seeing the… your competitors there as well.  Is that more of an industry situation where the whole sector is not yet seeing the economic impact?  Or is it just that RadNet’s gaining market share right now?

Dr. Howard Berger:      I think it’s a combination of both.  I think that our teams are doing a wonderful job of improving our market position, virtually in every market that we operate in.  But in addition to that, there has been a significant impact, I believe, in the market from the… from equipment leasing arrangements, block leasing arrangements, as well as self-referral that a lot of the marginal players have been dependent upon and which are slowly going away so that they find it more and more difficult.  That business is not necessarily getting redistributed but it is making some of the smaller operators less capable of managing in these challenging environment.  So I think, yes, we’re doing a great job on executing, but we’re also being helped by the economy itself and further regulatory efforts on the part of payors, as well as states to eliminate some of the abuse that’s going on in our industry and causing overutilization.

Brian Tanquilut:            Got you.  And then as it relates to competition, again, you know, in Maryland your competitor there is CML out of Canada; just reported numbers yesterday and they were relatively weak.  I was just wondering what you’re seeing in your market there given that you’re the number one player in that region?

Dr. Howard Berger:      We’re still number one.  We will always be number one in that region and actually probably our greatest increase in volumes is in the Maryland market, where our extraordinarily effective team there is doing a marvelous job of increasing throughput and increasing volumes at almost all of our centers.  We just have a great footprint in that market.  We have great, two great radiology groups with wonderful reputations, and we’re looking at more opportunities for expanding our reach throughout the Maryland marketplace.  So our results, perhaps, are different, not because of market conditions per se but I think our ability to execute on a larger scale and more effectively than any of our competitors in that market.

Brian Tanquilut:             Okay.  And then the last question, Howard, just really quickly, what are you seeing in capitation utilization in California?

Dr. Howard Berger:       Good question.  Capitation and utilization go hand-in-hand.  We are seeing, and we do control the utilization tightly here but, as you would expect if you read most of the literature, there is an increase in advanced imaging that is occurring no matter how tightly you try to control utilization.  And while I make that disclaimer that utilization is going up, that is not a bad thing; it is a good thing.  Advanced imaging, notably MRI, CT and now PET/CT scanning is becoming absolutely critical to early and effective diagnosis and the access to this and the utilization appropriately by physicians, while it may increase, can only lead to better outcomes and better healthcare for patients.  So while, on the one hand, you want to talk about controlling utilization; on the other hand, we need to look at the effect… effectiveness of what we do as a company and the importance that it plays in the healthcare industry.

All of our capitation contracts come with some form of increased reimbursement through capitation on an annualized basis.  So we’ve built into our contracts the recognition that there will be increased utilization and even thought that our capitated partners may be paying more for what they do, they do recognize the unique value that imaging plays, and the relationship with RadNet in particular, in affording them a far better economic relationship than they would otherwise have if they just went out and had to do this on a fee-for-service basis.

Brian Tanquilut:              Okay.  Thank you.

Dr. Howard Berger:         Thank you, Brian.

Operator:                            And our next question comes from Darren Lehrich from Deutsche Bank.

Steve Sing (sp?):               Hi.  Thanks, guys.  It’s actually Steve Sing in for Darren.  I guess my first question has to do with the California market.  I mean you mentioned in general in your prepared remarks that there is… you’re not seeing as much of an impact on a consolidated basis from the economy but I was wondering if you could give me any specific commentary on California as you see it?  Are there any sort of areas that are harder hit than others?  And have you seen any sort of areas within California that have been more volume constrained?

Dr. Howard Berger:         Well, we haven’t seen that as yet.  Almost all of our centers are performing at higher volumes than they were a year ago at this time.  Whether that’s an impact from people wanting to get their imaging done because they are concerned about losing job and, therefore, their medical benefits or whether it’s just the continued effectiveness of what we do, I’m not quite certain which it is.  It’s probably a combination of all the above.  But in the markets that we… that we’re predominant in, the population is continuing to grow, the demand for this is continuing and our capitated groups are experiencing slight increases in their enrolment, which is a change from what we had seen in prior years, which may, in fact, be a reflection of some of the better economics that the HMOs provide and could drive people into those kind of insurance programs.  But at this point in time, the markets that we serve seem to be very robust in terms of their demand for imaging and the continued growth of the population which, despite the economy’s impact, will continue to drive ever increasing needs for what we do, both for advanced and routine imaging.

Steve Sing:                         Okay, great.  And then I just had a question on Breastlink.  I know you talked a little bit about it in your prepared remarks but just wondering if you could give me a little bit more color as to what you’re doing there in terms of new practice development activity and pharma sourcing?

Dr. Howard Berger:          Well, we’re excited about Breastlink.  We’ve now…  It’s a little more than a year since we acquired the Breastlink initiative and what it has led to is a comprehensive approach to the managing of breast cancer that has fused the services of imaging, mainly through the mammographer, breast cancer oncologist and breast surgeons into one group.  We continue to grow that part of the business in its current location in Orange County and the reach of that center to attract patients has impressed us and continues to impress us, which means that the effectiveness of that entire program to help women get faster diagnosis and quicker treatment has been embraced.  We’ve begun to expand the operation into our Temecula Valley region, into the Palm Springs areas and have an initial program to expand into the Encino/Tarzana market in the San Fernando Valley.

Additionally, we’re looking at the Inland Empire in two or our regions, Riverside County and Victorville, which are all very ripe for these opportunities.  So we see this as a major opportunity to expand the Company’s revenue and, most importantly, what it accomplishes is keeping all of the imaging, which is extraordinarily robust in breast cancer, within the RadNet centers and continue to drive the volumes, which are primarily more for the advanced imaging than they are for routine imaging.

Also, these patients who tend to do very well for the most part.  Well over 90% of women who get breast cancer, with the appropriate treatment are at least five-year, if not 10-year survivors and come back on an annual basis for repeat examination.  So when you begin to really understand the importance and the linkage of breast cancer to imaging, it becomes a little clearer why this represents opportunity for the Company that we felt was imperative for us to explore.  We also will be looking at opportunities, perhaps, to expand the oncology portion of this into other forms of cancer as we see interest from other parties perhaps becoming part of the RadNet family.

Steve Sing:                            Okay, great.  And then just one last housekeeping question, Mark, in you guidance for net debt balance by the end of the year, does that include capital leases?

Mark Stolper:                       Yes.

Steve Sing:                             Okay, great.

Mark Stolper:                        So it’s total debt, which is our entire GE facility, our revolver and then any capital lease or other debt that we have on the balance sheet.

Steve Sing:                             Okay, great.  Thanks a lot.

Operator:                                And our next question comes from Rob Mains from Morgan Keegan.

Rob Mains:                             Yes, thanks.  Good morning, guys.  Mark, you were a little too fast for me.  Can you give me the MRI utilization numbers again?

Mark Stolper:                        Sure.  In the quarter, we completed 86,284 MRIs.  That compares with 75,175 MRIs in ’08… in the same quarter of ’08.

Rob Mains:                             Got you.  And then do you have the same-store growth in the routine services (inaudible)?

Mark Stolper:                        Yes, I don’t think I broke it out.  I gave a…  I think in the press release (unintelligible).

Rob Mains:                              You have the overall including routine.  I just wanted to know if you had routine all by itself.

Mark Stolper:                        Yes, I didn’t break it out.  What I did was I gave the advanced imaging broken out separately, and then I gave the blended for all of the exams… all of the imaging exams together, but I didn’t break out the ultrasound, x-ray, mammography, et cetera.

Rob Mains:                              Okay, that’s all right.  Then one other question about guidance, Mark.

Mark Stolper:                         Yes.

Rob Mains:                              Cash interest, I understand, 41 to 45 million.  What will the…  Am I hearing right that GAAP will be 6 million higher, or will it be (unintelligible) higher?

Mark Stolper:                        Yes, roughly 6 million.  The accounting rules with respect to what they call the blend and extend swap transactions that we did, if you have a negative mark-to-market in the existing swaps which you’re blending into a new interest rate hedge, that negative mark-to-market which was an account in our other comprehensive income account in our equity section of our balance sheet, that gets amortized through interest expense.  So it’s a hit to interest expense over the original term of the original hedge.  So our two original hedges which we’ve blended and extended mature on… or would have matured on November 15th of 2009.  There was roughly a $6 million negative mark-to-market on those two hedges.  That gets amortized as a hit to interest expense through November 15th of 2009.

So the other way to think about it, Rob, is our GAAP interest expense may not be significantly lower this year than it was last year.  Our cash interest expense is, so we’re going to benefit from that on the cash side and, obviously, on the… have more cash flow from operations to de-lever the balance sheet.  But going into 2010, that $6 million interest expense… non-cash interest expense hit goes away, which will allow us, in our belief, to produce consistent net income through 2010.

Rob Mains:                              Got you.  And now in that 6 million, does that or does that not include the 1.1 million in the first quarter?

Mark Stolper:                         It includes the 1.1 million.

Rob Mains:                              Okay.

Mark Stolper:                         So the other way to look at it is, is there’s about $4.8 million left of that amortization through the end of the year.

Rob Mains:                              Got you.  Okay.  That makes sense.  And then do you have…  Your PET/CT volume growth is kind of low and I think I remember on one of the other calls you said that that was a capacity issue.  I’m just wondering if you’re thinking of adding capacity in PET/CT just because your growth there kind of lags the national averages?

Dr. Howard Berger:             We think…  Two answers to that.  First, we think that the first quarter may have been impacted negatively by the elimination of the national oncologic reporting requirements.  What I mean by that was, or is, that there was some confusion on the part of our referring community about how to go about ordering PET/CT scans now that they didn’t have to go through that clinical trial.

Rob Mains:                              Okay.

Dr. Howard Berger:             And so we believe that that had a negative impact in the first quarter, and we expect better PET/CT results in the second quarter as a result both of the absence of that confusion and the implementation of a new methodology for ordering, plus the fact that this can now be ordered on a more routine basis and we believe that the payors will adopt that.  However, we are going to be…  We have a couple of initiatives that we are pursuing that will increase capacity both on the east coast and west coast, which we think will be if not completely implemented by the second quarter, will certainly be implemented by the third quarter.

Rob Mains:                              Got you.  Okay, that’s answers it.  Thank you very much.

Operator:                                 And as a reminder, that is star, one to ask a question.  And our next question comes from Brian Tanquilut, Jefferies & Company.

Brian Tanquilut:                   Hey, Mark, just a follow-up.  Howard mentioned about potential cost savings opportunities going forward.  If you could just give us a list or just a description of what you can be doing or where else you can cut costs from the current level.

Dr. Howard Berger:              I’ll…  I don’t want to go into too much detail on that, but suffice it to say that the initiatives that we undertook in the past couple of years to become more systematized and consistent in our operation of the centers, as well as the implementation of digital imaging through all the modalities has created efficiencies in our operating metrics, which we believe that right-sizing the Company, which is something we always look at but we are doing it even more intensively because some of this really occurred through the latter half of 2008 and are now being affected.

The other part of that is we continue as we create better scale to actually get better purchasing and standardization of protocols in our Centers of Excellence that we can push down to other centers that allow cost savings both in terms of the purchasing of the materials that we have to use, the supplies, as well as the type of supplies that we use that can be a little bit more interchangeable and less costly, taking it from centers which have been operating on different platforms and standardizing the protocols.  So when you look at it at any one center, it may not be that substantial.  But across an enterprise that will now have over 170 centers once we complete the acquisition of the New Jersey centers, a little bit of each center adds up to a lot on an aggregate basis.  So these are things that we will always look at in the business but which are a little bit more appropriate, given the enormous amount of investment that we made and the systemization that we have been creating over the last 12 months.

Brian Tanquilut:                    Okay.  And then, Mark, can you just remind us of how we should think of quarter progression in terms of EBITDA or revenue over the course of the year?

Mark Stolper:                        Sure.  You know, typically, we see some seasonality in the first quarter as it relates to the holidays coming out of December and depending on what day January 1st occurs, whether people take days off in January.  So we had a slow January.  We saw our volumes come back very significantly in February and March, and we’re seeing that going into April and May here in the second quarter.  Typically, the second and third quarters are stronger, more robust than the first quarter, and then we experience some seasonality again in the fourth quarter related to, you know, Thanksgiving holidays and the December holidays.  So all things being equal in the business, I would expect second and third quarters to be improvement over the first quarter and fourth quarter to have some seasonality again.

Brian Tanquilut:                    So no impact from the calendar shift in Q2 for Easter?

Dr. Howard Berger:             You know, if there was any, it was very minimal.  Our volumes in April appear to be relatively close to what they were in March, maybe a tad off.  But interestingly enough, it appears that that occurred mostly for x-ray and not as much on the advanced imaging side of it.  And I think that that’s probably explainable by the spring breaks and Easter vacation, where people are just not generally available and don’t need the routine imaging.  But people who need the advanced imaging need it whether they’re on vacation or not.

Brian Tanquilut:                    Got you.  And then last question, Mark, the high yield market appears to be opening up.  Any thoughts or just what are your plans in terms of redoing the capital structure at some point in the near future?

Mark Stolper:                        Yes, that’s a good point.  There were two pretty strong issuances in the last week or so; one being the HCA (sp?) transaction and the other Inverness, which is the deal that priced a couple of days ago.  So it does appear that the high yield market is opening up.  And in the case of Inverness, which… whose rating is similar to ours with Moody’s and S&P, it does seem like it’s opening up for our leverage profile.  So we’re going to monitor that closely, as we have over the last couple of years.  And to the extent that we believe that there’s an opportunity to attractively refinance our debt or second-lien debt, we’re going to look at it closely and we’re going to talk to our advisors.

Dr. Howard Berger:              Let me just add parenthetically to that that another quarter or two of good performance will make that kind of opportunity even more attractive to the Company.  So I think this is a situation where you not only have to monitor what’s going on in the credit market, but we want to be able to make certain that when… and it’s probably inevitable that we will at some point go back into the capital mark – excuse me – the credit markets and restructure our capital, we want to make certain that we have the best ammunition in our gun to produce the most favorable results.

Operator, any other questions?

Operator:                                 And our next question comes from Herb Tinger from Morgan Keegan.

Herb Tinger:                           Thanks, but my questions have been answered.

Operator:                                 Thank you.  And our next question comes from Stephanie Shankman from Natixis.

Dr. Howard Berger:               I think Stephen.

Stephen Shankman:               Yes, thanks.  It’s Steve Shankman from Natixis.

Dr. Howard Berger:                Now I have a new nickname for you.

Stephen Shankman:                Yes, maybe if I was a girl I might have been Stephanie, but…  Mostly likely our picture (sp?) questions have been already asked, but maybe I just wanted to touch on your…  You’ve made some comment about the price of used equipment coming way down and also the price of capital equipment I also… is assuming is also coming down.  I was hoping maybe to get some color as to kind of the… your thought process here.  Maybe it’s changed and maybe, I guess, your plans in terms of the breakout of new equipment versus used equipment and I guess if there’s been any changes in that thought process in terms of acquiring new or used equipment going forward.

Dr. Howard Berger:                Well, we see both of them actually coming down, so the decision of new versus used at any given time really depends upon the particular center and the kind of equipment that we need.  As the price of new equipment comes down, it puts even more pressure on used equipment.  And so that delta, if you will, is one that we constantly monitor.  And you have to then also include in that decision-making that new equipment comes installed with the cost of installation, as well as one year’s worth of warranty on that, which gets factored into our decisions.  So that tends to drive the delta between these even more closely.  So what we’re seeing isn’t just a function of the absolute price, but really the decision-making is one that’s based on what that delta is as we decide we need to either upgrade or replace equipment in our existing centers.

I think the takeaway from this, though, isn’t so much the… what we’re paying for the equipment but the realization that our cap ex dollars can go so much further today than they did two and three years ago, that it makes some of the metrics that have been used in the past about cap ex a little less valuable and reliable.  What I mean by that is that it’s been a long time, kind of a surrogate, if you will, for what you need in cap ex to see what you’re depreciating on your books.  And the fact of the matter is, I don’t think that logic is particularly valuable any longer today, both because of the choice that you have and how long you depreciate equipment, number one; and number two, that equipment that we may have spend 1.5 million to $2 million four years ago I can replace either with new or used at maybe half of that cost.

So while we can continue to drop our cap ex expenditures, it shouldn’t be looked at that we are deferring or not doing what we need to to keep our centers competitive and upgraded.  It should be a reflection of the fact that at least at this point and time in the life cycle of equipment, with the current economy and credit markets, the pricing of equipment is extraordinarily attractive to people that can afford to do it.  So the reduction of cap ex is both favorable from the standpoint of the cost savings and ultimately the opportunity for us to pay down debt, as well as to keep distancing ourselves from our competitors and continuing to make the necessary investments in our centers to continue them to grow, to do applications, and to help with capacity issues.

Stephen Shankman:                Okay, that’s helpful.  And then maybe one quick follow-up.  Any rough estimates as to the percent of cap ex that might be spent on new versus used equipment in, say 2009 or maybe perhaps last year in 2008?

Dr. Howard Berger:                 Well, if you break our cap ex, like we like to, in maintenance versus the growth cap ex, remember that if our cap ex budget for this year is 35 million, approximately 10 to 15 million of that would be for maintenance cap ex, which a portion could be equipment and a portion could just be for our facilities.  But taking a look at it as a whole, I would expect that brand new, out-of-the-box, right from the factory equipment with warranty and installation would probably be less than 30% of our total cap ex, so that the bulk of it is going to wind up being used.  And when we say used, it really is not the right term for used.  It is refurbished… generally, refurbished equipment.

Mark Stolper:                             And I would say that the disproportionally… disproportional part of that new cap ex is on digital mammography, whereas a lot of the MRIs, CTs and PET/CTs that we’re buying are pre-owned.

Stephen Shankman:                   Great, okay.  Thanks very much for the color.  I appreciate it.

Operator:                                      And our next question comes from Erik North from RBC Capital Markets.

Erik North:                                  Good morning, and thanks for taking my question.  My first question is for the nine centers acquired subsequent to the quarter ending, how many are generating positive EBITDA and how many do you expect to close?

Dr. Howard Berger:                  Almost all of them are generating positive EBITDA.  There’s two that aren’t, and both of those are going to be closed.  So we anticipate closing two and maybe three of the centers.

Erik North:                                  And what would be the timing on those closings be?

Dr. Howard Berger:                   Quick.  We don’t like negative EBITDA.

Erik North:                                  All right.  And then maybe, Mark, if you could walk us through the MedPAC recommendation on the 20% of Medicare revenues, what would the earnings and cash flow impact be if the recommendation is adopted?

Mark Stolper:                              Are you referring to the utilization factor?

Erik North:                                   Yes.

Mark Stolper:                              Yes.  The calculations that have been published out there have stated that it’s believed that that would have an 8% affect on the technical component of Medicare reimbursement.  And that’s partly mitigated by the fact that we’re subject to the DRA, meaning the higher of the Medicare fee schedule… the lower, excuse me, of the Medicare fee schedule and the HOPPS schedule.  So if you look at our $500 million or so and assume 20% of that’s Medicare business, that’s $60 million.  And you take 8% of a technical portion of that, we’re talking about a couple few million dollars at the most.

Erik North:                                   All right.  Thanks for that color.  And that’s all my questions.

Operator:                                      We have no further questions.  I’d like to turn the call back over to Dr. Howard Berger.

Dr. Howard Berger:                   Well, thank you all for your participation this morning.  I think that we are energized and focused on building this business and this brand.  We look eagerly forward to our earnings call for the second quarter.  And to the extent that there’s any follow-up questions, Mark and I are available to speak individually.

Mark Stolper:                               I just wanted to clarify something I just said.  The reason why I’m getting the 60 million of Medicare revenue is because the affect on the utilization is really focused on the high-end exams that are subject to the… I’m sorry, the low-end exams that are subject to the Medicare fee schedule.  So it wouldn’t fully affect our entire Medicare business.

Dr. Howard Berger:                     Thank you, Operator.

Operator:                                       And that concludes our conference today.  Thank you for your participation.